Exhibit 99.1

INVESTORS FINANCIAL SERVICES CORP. ANNOUNCES

ELECTION OF JOHN I. SNOW AS DIRECTOR

Contact:	John N. Spinney, Jr.
(617) 937-3500
john.spinney@ibtco.com

BOSTON, MA, February 7, 2006 - Investors Financial Services Corp. (Nasdaq: IFIN) today announced an increase in the size of its Board of Directors to eight and the election of John I. Snow III to the Board.  Mr. Snow was also elected to the Board of Investors Bank & Trust Company, the Company’s wholly-owned subsidiary.  Mr. Snow is the eighth independent director on each Board.

Mr. Snow is currently a Managing Director of Boston Projects, Inc., an alternative asset investment firm, where he serves on the board of directors of several portfolio companies.  Mr. Snow has also held the positions of Vice President-Finance and Treasurer during his 17 year tenure at Boston Projects.  Prior to joining Boston Projects, Mr. Snow spent five years at KPMG LLP.

“We are pleased to welcome John to our Board,” stated Kevin J. Sheehan, Chairman and Chief Executive Officer.  “John brings significant experience to the Board and we believe he will be a valuable contributor to the Company.”

Investors Financial Services Corp. provides services for a variety of financial asset managers including mutual fund complexes, investment advisors, banks, and insurance companies.  Through our wholly-owned subsidiary, Investors Bank & Trust Company, we provide core services including middle office outsourcing, global custody, multicurrency accounting, and mutual fund administration, as well as ancillary services including foreign exchange, securities lending, cash management, and investment advisory services.  Offices are located in the United States, Canada, Cayman Islands, Ireland and the United Kingdom.  Visit Investors Financial Services Corp. on the web at www.ibtco.com.